Exhibit (a)(5)(Q)

PRECISION CASTPARTS ANNOUNCES ONE DAY EXTENSION OF OFFER FOR TIMET

Tender Offer Receives Antitrust Clearance in the European Union and the United States

PCC Reaches Agreement with French Regulators

Precision Castparts Corp. (NYSE: PCP) (PCC) announced today that it, through its wholly owned subsidiary, ELIT Acquisition Sub Corp. (Purchaser), has extended by one day the expiration date of its previously announced cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of Titanium Metals Corporation (NYSE: TIE) (Timet) for $16.50 per share. The Offer is now scheduled to expire at 5:00 p.m., New York City time, on December 20, 2012, unless further extended in accordance with the merger agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The Offer was previously scheduled to expire at 5:00 p.m., New York City time, on Wednesday, December 19, 2012. The Depositary for the Offer has indicated that, as of the initial expiration date of the Offer on December 19, 2012, approximately 149,581,738 shares of common stock of Timet (representing approximately 85.4% of the outstanding shares of common stock) have been validly tendered in and not withdrawn from the Offer, including shares of common stock of Timet subject to guaranteed delivery procedures.

As of the initial expiration of the Offer, PCC remained in discussions with the Ministry of the Economy & Finance of France (the “Ministry of the Economy”) to seek the Ministry of the Economy’s prior authorization for PCC’s proposed acquisition of Timet or satisfactory alternatives thereto. Earlier this morning on December 20, 2012, PCC reached an agreement with the Ministry of the Economy regarding PCC’s proposed acquisition of Timet. Accordingly, any conditions to the Offer requiring the Ministry of the Economy’s prior authorization will either be satisfied or waived.

On December 19, 2012, the European Commission unconditionally cleared the Offer and the Merger pursuant to Council Regulation n°139/2004 (the “EU Merger Regulation”) following a Phase I investigation. In addition, as previously disclosed in PCC’s tender offer statement, on December 14, 2012, the waiting period with respect to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (or “HSR Act”) expired. Accordingly, the conditions to the offer relating to the expiration or termination of the applicable waiting periods under the HSR Act and clearance pursuant to the EU Merger Regulation have been satisfied.

The offer is subject to other conditions that are specified in the offer documents.

Except for the extension of the Offer expiration date, all other terms and conditions of the Offer remain unchanged. Stockholders who have already tendered their shares of common stock of Timet do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the Offer.

The tender offer statement and related materials have been filed with the SEC. Timet Stockholders who have questions about the Offer, or who need assistance with tendering their shares of common stock of Timet, may call the Information Agent, Georgeson Inc. toll-free, at (888) 661-5651.

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About Precision Castparts Corp.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications. In addition, PCC is the leading producer of airfoil castings for the industrial gas turbine market. PCC also manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting and forging industries.

About Titanium Metals Corporation

Timet, the largest independent titanium manufacturer in the United States, offers a full range of titanium products, including ingot and slab, forging billet, and mill forms.

Timet is vertically integrated, capable of making its own titanium sponge. In 2011, more than 75 percent of Timet’s sales were to aerospace and defense end markets, with PCC representing more than 15 percent of total sales. Timet operates seven primary melting or mill facilities in Henderson, Nevada; Toronto, Ohio; Morgantown, Pennsylvania; Vallejo, California; Witton, England; Waunarlwydd, Wales; and Ugine, France, and employs approximately 2,750 people.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal, and related tender offer documents), which was filed by PCC and Purchaser with the U.S. Securities and Exchange Commission (the SEC) on November 20, 2012 and which has been subsequently updated and amended. In addition, Timet filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as updated and amended, the Schedule 14D-9) with the SEC related to the tender offer. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS, AS UPDATED AND AMENDED) AND THE SCHEDULE 14D-9 (AS UPDATED AND AMENDED) CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of these documents and other relevant documents filed with the SEC through the website maintained by the SEC at www.sec.gov. In addition, a copy of the tender offer statement will be made available free of charge to all stockholders of Timet who direct a request to Georgeson Inc., the Information Agent for the offer, toll-free at (888) 661-5651.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations or beliefs, as well as a number of assumptions about future events. The forward-looking statements in this release address a variety of subjects including but not limited to the expected date of closing of the tender offer and the acquisition, the potential benefits of the merger, including the potentially accretive and synergistic benefits, and any other statements or beliefs about PCC’s plans, beliefs or expectations. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Timet’s business will not be successfully integrated with PCC’s business; costs associated with the merger and tender offer; the unsuccessful completion of the tender offer; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of PCC’s entry into new markets; competitive pricing; the financial viability of PCC’s significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on PCC of customer or supplier labor disputes; the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on PCC’s business and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation; demand, timing, and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, materials, supplies, and insurance; the cost of pension benefits and post-retirement medical benefits; equipment failures; product liability claims; relations with PCC’s employees; PCC’s ability to manage its operating costs and to integrate other acquired businesses in an effective manner; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. PCC undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.